UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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ELI LILLY AND COMPANY
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Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com
April 24, 2017

Dear Valued Shareholder:

On March 20, 2017, we filed the proxy statement for the Eli Lilly and Company 2017 annual meeting of shareholders, scheduled for May 1, 2017. In the proxy statement, our board of directors unanimously recommends a vote “for” the election of five director nominees listed in the proxy statement (Proposal 1). ISS Proxy Advisory Services (“ISS”) has, however, recommended that its clients vote “against” the election of one of those directors, Michael L. Eskew, solely because of a provision in our charter relating to how our bylaws can be amended.
In its Proxy Analysis & Benchmark Policy Voting Recommendations dated April 14, 2017, ISS stated it was recommending a vote against Mr. Eskew because it considered the inability of shareholders to amend our bylaws to represent a material diminution of shareholders’ rights and concluded that votes against members of our Directors and Corporate Governance Committee (the “Committee”) were thus warranted. Mr. Eskew is the only member of the Committee who is up for election at this year’s annual meeting. Voting against Mr. Eskew does not address the concern raised by ISS and would deprive the board of a skilled and experienced member. We write to respond to ISS’s concerns and to explain why we continue to believe that a vote “for” Mr. Eskew’s election is important.
Mr. Eskew Should Be Elected to Our Board of Directors Based on His Extensive Experience, Including with Respect to Corporate Governance.
Michael L. Eskew is the retired Chairman of the Board and CEO of United Parcel Service, Inc., a provider of specialized transportation and logistics services. Mr. Eskew was appointed Executive Vice President of UPS in 1999 and Vice Chairman in 2000 before becoming Chairman and CEO of UPS in January 2002. He retired as Chairman of the Board and CEO of UPS at the end of 2007, but remained as a director until the end of 2014.
We strongly believe that Mr. Eskew should be elected to our board of directors. At UPS, Mr. Eskew established a record of success in managing complex worldwide operations, strategic planning, and building a strong consumer-brand focus. This experience is important to have on our board of directors, because as a branded pharmaceutical company understanding and serving consumers is critical to our future success. In addition, Mr. Eskew’s extensive experience in the logistics industry brings needed operational experience to the board room.
Mr. Eskew is also an audit committee financial expert, based on his CEO experience and his service on other U.S. company audit committees, and has served as the chair of our Audit Committee since 2010. In addition, he has extensive corporate governance experience through his work as chairman and CEO of UPS, his service on the Committee, and his service on the boards of other public companies, including UPS, IBM, 3M, and Allstate. Mr. Eskew serves as the presiding director of IBM’s board, as well as chair of both their audit and governance committees, and he serves as lead director of 3M’s board, as well as chair of their compensation committee and a member of their governance committee. We believe that these skills and experiences make him a key member of our board of directors.
Under Mr. Eskew’s leadership and that of other members of the Committee, our corporate governance policies reflect many best practices, including the following:

•
All of our board committee members are independent. Currently, 88% of our directors are independent. Following Dr. Lechleiter’s retirement as chairman of our board of directors in May 2017, that number will increase to 93%, as David A. Ricks, our CEO and chairman elect, will be our only non-independent director.

•	We have a strong, independent lead director.

•	Our board membership is marked by leadership, experience, and diversity.

•	The board of directors actively participates in company strategy and CEO and senior executive succession planning, most recently with respect to our new President and CEO.

•	The board of directors oversees compliance and enterprise risk management practices.

•	We have in place meaningful stock ownership requirements.

•	We have a majority voting standard and resignation policy for the election of directors.
We believe that these practices reflect our strong commitment to corporate governance and the effective oversight that Mr. Eskew and other members of the Committee provide of our governance practices. Based on these contributions, and the board’s assessment of his performance, we strongly believe that Mr. Eskew should be elected to our board of directors.
Our Charter and Bylaws Do Not Diminish Shareholder Rights to Amend Our Bylaws Under Indiana Law.
Our charter reserves the ability to amend our bylaws to the board of directors. This approach reflects the statutory default under Indiana law, which provides that only an Indiana corporation’s board of directors may amend or repeal the corporation’s bylaws unless the articles of incorporation provide otherwise. Under a new 2017 policy, ISS considers a restriction on bylaw amendments by shareholders to be a “material governance failure on the part of the governance committee.” We believe that ISS’s policy on this issue does not fairly apply to Lilly: we have not diminished shareholders’ rights under state law in any way, because shareholders do not have the right under Indiana law to amend the bylaws as a statutory default. Lilly’s charter has reflected the Indiana default of allowing only the board of directors to amend the bylaws for over 80 years.
We and Our Shareholders Have Previously Considered - And Decided Against - Amending Our Charter to Permit Shareholder Bylaw Amendments.
Both we and our shareholders have considered this issue previously.

Our board of directors and the Committee regularly consider whether changes should be made to our corporate governance practices to ensure that we remain a leader in corporate governance and remain accountable to our shareholders. Both the board of directors and the Committee have considered enabling shareholders to amend the bylaws and have concluded that doing so is not in the best interests of the company or in the best long-term interests of shareholders. We believe our longstanding approach to bylaw amendments prevents abuse of our bylaws by a single shareholder or a special interest shareholder group who has no duties to other shareholders. We believe the board of directors, which answers to all shareholders, is better positioned to ensure that any bylaw amendments are designed to protect and maximize long-term value for all of our shareholders.
Lilly shareholders have historically agreed with the view of the board of directors and the Committee. In 2007, 2008, and 2009, shareholders evaluated shareholder proposals that would have allowed shareholders to amend the bylaws. None of these proposals received support from a majority of our shareholders, reinforcing the judgment of the board of directors and of the Committee on the issue. Lilly regularly engages with shareholders on a variety of corporate governance issues, and this issue was not raised ahead of this proxy season.
The board of directors and the Committee remain committed to engagement with our investors and welcome investor feedback on this and any other corporate governance issues that our investors find important.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL FIVE DIRECTOR NOMINEES TO OUR BOARD OF DIRECTORS, INCLUDING MR. ESKEW.
As always, we thank you for supporting Lilly.

John C. Lechleiter, Ph.D.	Ellen R. Marram
Chairman of the Board	Lead Independent Director and Chair, Directors and Corporate Governance Committee